Exhibit 99.1

Metabolix Names Matthew Strobeck to Board of Directors

CAMBRIDGE, Mass.—March 5, 2012 —Metabolix, Inc. (NASDAQ: MBLX), a bioscience company focused on developing clean, sustainable solutions for plastics, chemicals and energy, today announced that it has appointed Matthew Strobeck, Ph.D., to its board of directors. Dr. Strobeck, who previously served on the Metabolix board of directors from 2006 to 2011, brings with him financial expertise and a deep understanding of the biotechnology industry. The appointment is effective as of March 1, 2012.

“With his background as a life science investor and previous experience on the Metabolix board of directors, Matthew is uniquely suited to provide valuable perspectives and insights that will help drive the company’s future success,” said Richard P. Eno, President and CEO of Metabolix. “We plan to leverage his expertise to help manage our portfolio of technology and product offerings and to optimize the integration of our financial and business strategy.”

From June 2008 to October 2011, Dr. Strobeck was a partner, member of the management committee and member of the advisory board of Westfield Capital Management, an investment firm based in Boston.  Dr. Strobeck received a B.S. from St. Lawrence University, a Ph.D. from the University of Cincinnati, an S.M. from the Harvard University-MIT Health Sciences Technology Program and an S.M. from the MIT Sloan School of Management.

Dr. Strobeck commented, “With a unique technology platform in PHA biopolymers, deep scientific expertise, and significant customer-facing market experience, Metabolix is well positioned to help shape a promising future for biomaterials.  I look forward to re-joining the board of directors and working with Metabolix to capture the significant commercial opportunity in providing differentiated, sustainable alternatives to conventional plastics and chemicals produced from fossil fuel.”

About Metabolix

Founded in 1992, Metabolix, Inc. is an innovation-driven bioscience company focused on providing sustainable solutions for the world’s needs for plastics, chemicals and energy. The Company is taking a systems approach, from gene to end product, integrating sophisticated biotechnology with advanced industrial practice. Metabolix is developing biosourced industrial chemicals and plastics, as well as a proprietary platform technology for co-producing plastics, chemicals and energy, from crops.

For more information, please visit www.metabolix.com. (MBLX-G)

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding Dr. Strobeck’s potential contribution to Metabolix, expectations for commercialization of Metabolix products and technology, and optimizing the integration of our financial and business strategy, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated and are detailed in Metabolix’s filings with the Securities and Exchange Commission. Metabolix assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Contacts

Media:
Metabolix
Lynne Brum, 617-682-4693 LBrum@metabolix.com
or
Schwartz MSL
Keith Giannini or Kirsten Swenson, 781-684-0770 metabolix@schwartzMSL.com
or
Investors:
ICR
James Palczynski, 203-682-8229 james.palczynski@icrinc.com